As filed with the Securities and Exchange Commission on June 16, 2026

Registration No. 333-282531

Registration No. 333-264776

Registration No. 333-235472

Registration No. 333-175559

Registration No. 333-175002

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kennedy-Wilson Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-0508760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

151 S. El Camino Drive	Justin Enbody
Beverly Hills, California 90212	Chief Financial Officer
Telephone: (310) 887-6400	Kennedy-Wilson Holdings, Inc.
151 S El Camino Drive
Beverly Hills, California 90212
Telephone: (310) 887-6400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Eric T. Juergens, Esq.

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

(212) 909-6000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) and removes from registration all of the unsold securities registered under such Registration Statements:

•

Registration Statement on Form S-3, as amended (No. 333-282531) filed with the SEC on October 7, 2024 relating to the registration for resale by certain selling stockholders of up to 300,000 shares of the Registrant’s 5.75% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”).

•

Registration Statement on Form S-3 (No. 333-264776) filed with the SEC on May 9, 2022 relating to the registration for resale by certain selling stockholders of up to (i) 300,000 shares of the Registrant’s 4.75% Series B Cumulative Perpetual Preferred Stock, par value $0.0001 per share and (ii) 13,500,000 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), issuable on exercise of 13,043,478 warrants to purchase Common Stock issued by the Registrant.

•

Registration Statement on Form S-3, as amended (No. 333-235472) filed with the SEC on December 12, 2019 relating to the registration for resale by certain selling stockholders of up to 13,717,410 shares of Common Stock. The 13,717,410 shares of Common Stock represent the underlying shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

•

Registration Statement on Form S-3, as amended (No. 333-175559) filed with the SEC on July 14, 2011 relating to the registration for resale by certain selling stockholders of up to 4,800,000 shares of Common Stock.

•

Registration Statement on Form S-3, as amended (No. 333-175002) filed with the SEC on June 17, 2011 relating to the registration for resale by certain selling stockholders of up to (i) 100,000 shares of the Registrant’s 6.000% Convertible Series A Preferred Stock, (ii) 32,550 shares of the Registrant’s 6.452% Convertible Series B Preferred Stock and (iii) 11,100,074 shares of Common Stock.

On June 16, 2026, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of February 16, 2026, as amended on March 15, 2026, by and among the Registrant, Kona Bidco, LLC and Kona Merger Subsidiary, Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”).

As a result of the Merger, the Registrant’s Common Stock will be delisted from the New York Stock Exchange and the Registrant has become a privately held company.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that were registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beverly Hills, California on June 16, 2026.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ Justin Enbody
	Name:	Justin Enbody
	Title:	Senior Executive Vice President, Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.